Exhibit 3.4

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WILLIAM LYON HOMES”, FILED IN THIS OFFICE ON THE FIFTH DAY OF MARCH, A.D. 2007, AT 3:49 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary Of State
3070283 8100 070280136	AUTHENTICATION: DATE:	5480773 03-05-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:55 PM 03/05/2007
FILED 03:49 PM 03/05/2007
SRV 070280136 - 3070283 FILE\

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WILLIAM LYON HOMES,

a Delaware corporation

William Lyon Homes, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That Article IV, Paragraph (A) of the Certificate of Incorporation of the Corporation is amended to read in full as follows:

“The total number of shares of stock which the corporation shall have authority to issue is Three Thousand (3,000) shares of Common Stock, having a par value of $.01 per share.”

2. The foregoing amendment to the Corporation’s Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by approval of the Board of Directors of the Corporation and by the holders representing a majority of the voting power of the outstanding Common Stock of the Corporation and entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its duly authorized officer this 27th day of February, 2007.

William Lyon Homes

By:
Name:	W. Douglass Harris
Title:	Senior Vice President, Corporate Controller and Corporate Secretary